  Exhibit 99.1

Investor Update - June 15, 2018

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Operating and Financial Statistics

	May 2018	May 2017	% Change
Revenue passengers (in thousands)	4,042	3,790	6.6%
Traffic (RPMs in millions)	4,835	4,500	7.4%
Capacity (ASMs in millions)	5,660	5,202	8.8%
Load factor	85.4%	86.5%	(1.1) pts
Economic fuel cost per gallon	$2.33	$1.71	36.3%

Forecast Information

	Forecast Full Year 2018	Full Year 2017 As Adjusted (a)	% Change	Prior Guidance May 15, 2018
Capacity (ASMs in millions)	65,950 - 66,100	62,072	~ 6.2 - 6.5%	65,980 - 66,130
Cost per ASM excluding fuel and special items (cents)(a)	8.51¢ - 8.56¢	8.25¢	~ 3.5%	8.51¢ - 8.56¢
Fuel gallons (000,000)	845	797	~ 6.0%	845

	Forecast Q2 2018	Q2 2017 As Adjusted (a)	% Change	Prior Guidance May 15, 2018
Capacity (ASMs in millions)	16,850 - 16,900	15,612	~ 8.0%	16,910 - 16,960
Cost per ASM excluding fuel and special items (cents)(a)	8.23¢ - 8.28¢	7.98¢	~ 3.5%	8.34¢ - 8.39¢
Fuel gallons (000,000)	217	201	~ 8.0%	217
Economic fuel cost per gallon(b)	$2.31	$1.71	~ 35.0%	$2.27
Revenue per ASM (cents)(a)(c)	—	—	~ (4.0) - (5.0)%	(2.75) - (3.75)%

(a)
RASM and CASMex in the preceding forecast information reflect the impacts of the updated accounting standards, effective for the Company January 1, 2018. Information not impacted by the updated accounting standards (Capacity, Fuel gallons, Economic fuel cost per gallon) has not been restated.

(b)
Our economic fuel cost per gallon estimate for the second quarter includes the following per-gallon assumptions:  crude oil cost – $1.61 ($68 per barrel); refining margin – 57 cents; benefit of settled hedges – 4 cents; with the remaining difference due to taxes and other into-plane costs.

(c)
Based on current booking and revenue trends, we now expect second quarter 2018 Revenue per Available Seat Mile (RASM) to decline approximately 4% to 5%, year-over-year. This guidance compares to our previous guidance of down 2.75% to 3.75%, year-over-year, and is driven by two primary components:

i.
Acceleration in award travel activity (100 bps impact): Award travel, which is typically RASM-dilutive during stronger demand periods of the year, has accelerated significantly following our transition to a single reservation system on April 25, 2018. This acceleration in May and June results from the greater network and schedule options on the legacy Virgin America network that are now available to our growing mileage plan membership base for award and companion fare redemptions. We estimate that award travel in excess of our forecast will reduce second quarter unit revenues by approximately 100 basis points relative to initial guidance. Despite this near-term impact, we are encouraged by the level of engagement among our new Mileage Plan members, which over time will lead to higher and more consistent demand for our services.

ii.
Mainland to Kona Flying (25 bps impact): In addition, approximately 25 basis points of our guidance reduction is attributable to softer demand in our Mainland-to-Kona, Hawaii market, resulting from volcanic activity on the Big Island during the second quarter.

Nonoperating Expense

We expect that our consolidated nonoperating expense will be approximately $17 million in the second quarter of 2018.

Cash and Share Count

(in millions)	May 31, 2018	March 31, 2018
Cash and marketable securities	$1,664	$1,528
Common shares outstanding	123.254	123.350

Share Repurchase
Through May 31, 2018, Air Group had repurchased a total of 322,049 shares of its common stock for approximately $21 million.